Exhibit 99.2

Local Corporation Announces Spreebird Sale

Transaction expected to immediately improve earnings and cash flow

IRVINE, Calif., July 29, 2013 — Local Corporation (NASDAQ: LOCM), a leading online local media company, today announced the sale of its Spreebird deals business to nCrowd, Inc.

Under the terms of the definitive agreement, nCrowd, Inc. acquired the Spreebird business and all related assets. The transaction is connected to Local Corporation’s exit from the direct SMB sales market earlier this year.

The transaction is expected to improve Local Corp.’s bottom line and cash flow, while allowing the company to further streamline its business strategy and focus on the core areas of its business. The transaction is expected to result in an annualized improvement in earnings and cash flow for the company of approximately $600,000. The improvements to earnings and cash flow for the second half of the year were taken into account as part of the company’s annual guidance.

About Local Corporation Local Corporation (NASDAQ:LOCM) is a leading online local media company that connects brick-and-mortar businesses with over a million online and mobile consumers each day using a variety of innovative digital marketing products. To advertise, or for more information, visit: http://localcorporation.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Key risks are described in the filings we make with the U.S. Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company. Traffic and our monetization of that traffic combine to determine our revenues for any given period. Our traffic volume alone for a period should not be viewed as demonstrative of our financial results for such period.

Investor Relations and Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com